Exhibit 21

Subsidiaries of Registrant

The following are the significant subsidiaries of Sento Corporation as of March 31, 2006. The registrant owns 100% of each subsidiary, except as disclosed below:

1.                  Sento Technical Services Corporation: Incorporated under the laws of Utah, and conducting business under its legal name or under the name of Sento Corporation.

2.                  Xtrasource Acquisitions, Inc.: Incorporated under the laws of Delaware, and conducting business under its legal name, under the name of Xtrasource or under the name of Sento Corporation.

3.                  Sento BV:  Incorporated under the laws of the Netherlands (a wholly owned subsidiary of Xtrasource Acquisitions, Inc.), and conducting business under its legal name or under the name of Sento Corporation.

4.                  Sento SAS:  Incorporated under the laws of France (a wholly owned subsidiary of Xtrasource Acquisitions Inc.), and conducting business under its legal name or under the name of Sento Corporation.